EXHIBIT 99.1




Dated:    May 20, 2003

FOR IMMEDIATE RELEASE

Contact: Erika Kleczek
Dover Investments Corporation
(415) 777-0414


DOVER INVESTMENTS CORPORATION ANNOUNCES
BOARD'S DECISION TO TAKE NO ACTION WITH
RESPECT TO ACQUISITION PROPOSAL


     SAN FRANCISCO, CALIFORNIA, May 20, 2003 - Dover
Investments Corporation (the "Company") (OTC Bulletin Board:
DOVRA and DOVRB) announced today that its Board of Directors has decided to take no action with respect to an unsolicited proposal from Leeward Capital, L.P., a stockholder of the Company, to enter into discussions with the Company regarding a possible acquisition of the outstanding shares of the Company's stock. The Board concluded that any such discussions with Leeward Investments, LLC would be futile and a waste of corporate resources, since
Mr. Lawrence Weissberg, as the Company's majority stockholder, has no interest in selling his shares of the Company's stock.